August 18, 2018

Mr. Matthew Leavy
XXXXXXXXXXXXXXX
XXXXXX, XX XXXXX

Dear Matt:

I am very pleased to confirm our offer of employment with John Wiley & Sons, Inc. as SVP, Business Development, reporting to the EVP, Chief Strategy Officer. This offer is contingent upon a satisfactory background check and your attestation that you are not bound by any contractual restrictions or conflicting obligations. By signing this offer letter, you confirm that your employment with Wiley will not breach any agreement you have with any third party.

As discussed, your employment date will be on or about September 3, 2018. Your salary will be $15,625 semi-monthly, equivalent to $375,000 annually. You will be eligible for an annual salary reviews, with any increase in base salary subject to approval by the EVP, Chief Strategy Officer.

In fiscal year 2019 (“FY19”), which began on May 1, 2018, you will be eligible to participate on a prorated basis in the Wiley Annual Incentive Plan (“WAIP”). Your prorated target annual incentive for fiscal year 2019 is $125,000. Beginning in fiscal year 2020, your target annual incentive under the WAIP is equal to 50% of your base salary. Payout will be based on achievement of personal and corporate financial objectives, subject to and in accordance with plan provisions.

In fiscal year 2019, you will be eligible to participate on a prorated basis in the Company’s Business Officer Equity Program. Your prorated target long-term incentive for fiscal year 2019 is $150,000. Beginning in fiscal year 2020, your target long-term incentive is equal to 60% of your base salary. Sixty percent of your target long-term incentive is currently delivered in the form of performance share units and forty percent in restricted share units. Equity awards under this Plan are granted based upon the recommendation of EVP, Chief Strategy Officer, and subject to the approval of Wiley’s President and CEO and the Executive Compensation and Development Committee of the Board of Directors. Payout of performance share units under the Plan is based on achievement of corporate financial metrics for the three-year performance cycle, subject to and in accordance with plan provisions.

To assist you in the move to the NJ metropolitan area, you will receive a $75,000 allowance, payable within one month of hire, subject to taxes and other withholding.

All compensation is subject to withholding and payroll taxes to the extent required by applicable law.

You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.

While we look forward to a mutually beneficial relationship, your employment is “at-will.” This offer letter does not guarantee any employment duration, terms, or conditions. Should your employment be involuntarily terminated without cause, you will receive as severance one month of base salary for each year of employment, subject to a minimum of six months and a maximum of twelve months. In the event your employment is involuntarily terminated without cause or constructive discharge within 24 months of a change in control, you will receive as severance twelve months of base salary and your target annual incentive. You will receive continued health insurance for the number of months of the cash severance period. All severance is payable under the Executive Severance Plan, and subject to your signing a release and waiver of claims and compliance with the restrictive covenants included in the attached document, which apply as material terms of your employment in any event. For the avoidance of doubt, you will be entitled to any applicable benefits under the Executive Severance Plan, the relevant equity plan or grant agreement to the extent not covered in or greater than the benefits set forth in this letter.

Matt, I know that you will contribute significantly to the success of the Company. I am sure you will find this position challenging and rewarding, and I look forward to working with you.

Please sign and return this letter, and the Agreements and Restrictive Covenants document, to me at the address noted.

Sincerely,	Acknowledged and Agreed:

/s/ Archana Singh	/s/ Matthew Leavy
Archana Singh	Matthew Leavy
EVP and CHRO
August 18, 2018
Date

Agreements and Restrictive Covenants

Intellectual Property Rights
You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form (collectively the “Work Product”) shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Prior Work Product, the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Prior Work Product and Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Prior Work Product and Work Product. You shall assist Wiley to obtain any registrations covering Prior Work Product and Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.

Protection of Confidential Information
You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing, relating to Wiley, its businesses, its customers, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, hardware designs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), or other information which is not known to the public, and which may include material developed by you. You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval.

Business Opportunities
Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.

Non-Compete, Non-Solicitation
During your employment with Wiley, you have and shall become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its affiliates and companies acquired by Wiley. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any company or individual that competes with Wiley.
During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) hire any person who was an employee of Wiley or any affiliate at any time during your employment with Wiley or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).
You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley.

Representations
You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.

Modification
It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

General
This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.

For Wiley

/s/ Archana Singh	/s/ Matthew Leavy
Archana Singh	Matthew Leavy
EVP and CHRO
August 18, 2018
Date